Exhibit 12.1

STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our actual and pro forma consolidated ratio of earnings to fixed charges for the year ended December 31, 2006. The pro forma ratio of earnings to fixed charges is intended to present our full year results as if our spin-off and the related spin-off tranactions were completed on January 1, 2006.

Our historical ratio of earnings to fixed charges for the year ended December 31, 2006 was 14.0. For the purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of income before provision for income taxes. “Fixed charges” include interest expense, amortization of debt issuance costs and a portion of operating lease rent expense deemed to represent interest.

Our pro forma ratio of earnings to fixed charges for the year ended December 31, 2006 was 1.9. The pro forma computation of the ratio of earnings to fixed charges includes the same items as our historical ratio of earnings to fixed charges, and assumes the spin-off and the related spin-off transactions occurred on January 1, 2006. We are presenting the pro forma ratio of earnings to fixed charges because we believe it provides investors with a more accurate view of our ability to meet our debt obligations by presenting expenses on a full-year basis, rather than the shorter time period represented by our historical ratio.

The historical ratio of earnings to fixed charges for each of the years in the four-year period ended December 31, 2005 is not meaningful since we did not have any debt outstanding during those time periods.

The table below calculates and reconciles our historical and pro forma ratios of earnings to fixed charges for the year ended December 31, 2006.

(unaudited)	Historical	Adjustments		Pro Forma
	($ in millions)
Income before provision for income taxes	$1,263	$(607	)(1)	$656
Amortization of debt issuance costs	1	10	(2)	11
Interest expense	85	607	(3)	692
Portion of rent expense representing interest	11	—		11

Income, as adjusted	$1,360	$10		$1,370

Fixed charges:
Interest expense	$85	$607	(3)	$692
Portion of rent expense representing interest	11	—		11
Amortization of debt issuance costs	1	10	(2)	11

Fixed charges	$97	$617		$714

Ratio of earnings to fixed charges	14.0			1.9

(1)	Reflects the effect of the pro forma adjustments on income before the provision for income taxes. See “Unaudited Pro Forma Statement of Operations.”
(2)	Reflects the adjustment to record the amortization of debt issuance costs for the year ended December 31, 2006.
(3)	Reflects the adjustment to record interest expense for the year ended December 31, 2006.